FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS FIRST QUARTER 2009 RESULTS

COLUMBUS, Ohio – May 7, 2009 – Core Molding Technologies, Inc. (NYSE Amex: CMT) today announced results for the first quarter ended March 31, 2009.

Core Molding Technologies recorded a net loss for the first quarter of 2009 of $660,000, or $.10 per basic and diluted share, compared with net income of $864,000, or $.13 per basic share and $.12 per diluted share, in the first quarter of 2008. Total net sales for the first quarter of 2009 were $18,384,000, compared with $29,085,000 in the same quarter of 2008. The Company’s product sales decreased 31% to $17,830,000, from $25,983,000, for the similar period in 2008. The decrease in sales is primarily due to weakness in the North American medium and heavy-duty truck market caused by overall economic conditions. While industry analysts are forecasting an increase in truck orders for the second half of 2009, the Company recognizes this expectation should be considered in light of an uncertain economy.

Negatively impacting the first quarter’s results were approximately $1.2 million of transition and start-up expenses associated with the Company’s new production facility in Mexico. Excluding these costs, the Company would have achieved a slight profit for the quarter. The Company expects to be fully operational in the new facility and exit the existing leased facility in Mexico by the end of the second quarter 2009.

“As expected, the first quarter of 2009 was negatively impacted by transition and start-up expenses related to our new manufacturing facility in Mexico and current economic conditions. Throughout the quarter we have continued to focus our efforts on reducing costs and adjusting our operations to lessen the impact of these conditions on our business,” said Kevin L. Barnett, President and Chief Executive Officer.

The Company has taken several measures to adjust operations for controllable spending and has significantly reduced expenses. “The impact of many of these actions will be seen in the coming quarters as the actions are fully deployed and the costs of implementation are absorbed,” Barnett said. “As part of these measures, our officers and certain senior managers recently volunteered to take a temporary reduction in base pay of 15% and 10% respectively and our salaried group is taking unpaid time off. Additionally, our board of directors has reduced their fees by 15% as well,” he said.

The focus on growing customer relationships and continual process improvements remains a priority for Core. “We are encouraged by a number of new business opportunities being presented to us both at our new facility in Mexico and at our other U.S. facilities,” Barnett said. “We are also using this time to focus our efforts on opportunities to improve our overall operations.”

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), resin transfer molding, spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic conditions in the countries in which Core Molding Technologies operates; dependence upon two major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; inefficiencies related to the transfer and start up of Core Molding Technologies new Matamoros production facility; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2008 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Statement of Operations
(in thousands, except per share data)

	Three Months Ended
	03/31/09	03/31/08
	(Unaudited)	(Unaudited)
Product Sales	$17,830	$25,983
Tooling Sales	554	3,102

Net Sales	18,384	29,085
Cost of Sales	16,811	24,769

Gross Margin	1,573	4,316
Selling, General and Admin. Expense	2,500	2,814

Operating Income (loss)	(927)	1,502
Interest Expense – Net	(110)	(229)

Income before Taxes	(1,037)	1,273
Income Tax Expense	(377)	409

Net Income (loss)	$(660)	$864

Net Income (loss) per Common Share
Basic	$(0.10)	$0.13

Diluted	$(0.10)	$0.12

Weighted Average Shares Outstanding:
Basic	6,769	6,731

Diluted	6,769	7,037

Condensed Balance Sheet (in thousands)
	As of	As of
	3/31/09	12/31/08

	(Unaudited)
Assets

Cash	$—	$—
Accounts Receivable	11,861	15,435
Inventories	9,210	9,732
Other Current Assets	2,776	1,460
Property, Plant & Equipment – net	42,393	38,815
Deferred Tax Asset – net	7,193	7,188
Other Assets	1,178	1,201

Total Assets	$74,611	$73,831

Liabilities and Stockholders’ Equity

Note Payable – Bank Line-of-Credit	$1,797	$1,194
Current Portion of Long-term Debt	2,921	2,906
Accounts Payable	5,043	6,866
Compensation and Related Benefits	3,958	4,716
Accrued Liabilities and Other	1,395	1,663
Long-term Debt and Interest Rate Swaps	15,030	11,632
Deferred Long-term Gain	—	—
Post Retirement Benefits Liability	16,090	15,879
Stockholders’ Equity	28,377	28,975

Total Liabilities and Stockholders’ Equity	$74,611	$73,831